Exhibit 99.1
Consent of Outsell, Inc. (“Outsell”)
As a a research and advisory firm focused on the publishing, information, and education industries, Outsell hereby consents to the use of any data contained in this Registration Statement on Form S-1, and any and all amendments and supplements thereto, which references Outsell as the source of such data and to all references to Outsell included in such Registration Statement.

Dated: October 7, 2009	/s/ R.A. Curtis
	Name:	R.A. Curtis
	Title:	V.P., Contracts and Licensing

	Address:	330 Primrose Road, Suite 510 Burlingame, CA 94010